Exhibit 6

CONSENT OF THE TRUSTEE

        Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issuance by Nelnet Student Loan Trust and Nelnet Student Loan Funding of its Student Loan Asset-Backed Notes, we hereby consent that reports of examinations by federal, state, territorial and district authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefore.

Dated:   June 29, 2004

ZIONS FIRST NATIONAL BANK
By /s/ Kay B. Hall Name: Kay B. Hall Title: Chief Financial Officer